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                                                                    EXHIBIT 14.1

                                     TODCO

                      CODE OF BUSINESS CONDUCT AND ETHICS

1.       INTRODUCTION

         TODCO takes seriously its business conduct in accordance with both the law and the highest standards of business ethics. In furtherance of that goal, the Board has adopted the following Code of Business Conduct and Ethics of TODCO and its subsidiaries (the "Company").

2.       GENERAL PRINCIPLES

         A. It is the policy of the Company (which term, as used in this Code, includes TODCO and each of its subsidiaries) to comply with all applicable laws, rules and regulations. When the application of a law, rule or regulation is uncertain, the guidance and advice of the General Counsel of TODCO should be sought.

         B. The Company's policy is to maintain contacts with government officials and other government personnel, both in this country and abroad, whether direct or indirect, as proper business relationships. Such contacts must never suggest undue influence upon such persons or cast doubt on the Company's integrity.

         C. The Company's policy is to be nonpartisan. The Company does not support or take positions as to political parties or candidates at any level of government. Except to the extent specifically allowed by law, no corporate funds, properties or services shall be used directly or indirectly to influence the nomination or election of any candidate to public office. The Company encourages its employees to take an active personal interest in community and government affairs at all levels. In accordance with this policy, the Company may sponsor nonpartisan educational programs for the purposes of better acquainting employees with the need to exercise citizenship responsibilities.

         D. The Company's policy is to maintain accurate and reliable corporate records that disclose all disbursements and other transactions to which the Company is a party.

         E. The Company's policy is to require the undivided commitment of its employees in the exercise of their Company responsibilities. Personal investments or other activities that create a conflict of interest are prohibited and circumstances that give the appearance of a conflict of interest are to be avoided.

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         F.       The Company's policy is that employees should immediately
                  report any suspected violations of laws, rules or regulations or unethical conduct (including violations of this Code) connected with the business of the Company or its subsidiaries to their supervisor, the TODCO General Counsel or Chief Financial Officer. It is further the policy of the Company that in all appropriate cases, it will endeavor to keep confidential the source of such reports and the employee's efforts to bring a possible problem to the attention of the appropriate person. The addresses and phone numbers for reporting are:

     TODCO GENERAL COUNSEL                   TODCO CHIEF FINANCIAL OFFICER
     2000 W. Sam Houston Parkway South,      2000 W. Sam Houston Parkway South,
     Suite 800                               Suite 800
     Houston, Texas  77042                   Houston, Texas  77042
     (713) 278-6003                          (713) 278-6010
     (Outside the U.S. or U.S.               (Outside the U.S. or U.S.
          long distance - Call collect)           long distance - Call collect)

         The Board of Directors of TODCO has adopted the foregoing Code of Business Conduct and Ethics to apply to itself, the Company, and all employees who are required to adhere to its terms. The Code should, in appropriate circumstances, also be provided to and followed by the Company's agents and representatives, including consultants.

3.       CONFLICTS OF INTEREST

         The Company will not permit conflicts of interest on the part of its directors, officers and employees except under guidelines or procedures approved by the Board of Directors or an appropriate committee of the Board. A "conflict of interest" exists when a person's private interest interferes in any way - or even appears to interfere - with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, these persons may create conflicts of interest.

         Because of the difficulty in determining what gives rise to a conflict of interest, it is the policy of the Company to require all directors to report promptly in writing to the Chairman of the Board, and all officers and employees to report promptly in writing to the TODCO General Counsel any actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. Should there be any question as to whether a conflict in fact exists, any doubt should be resolved in favor of assuming that the conflict does exist, and should be reported. Employees should use the following list as a guide to potential conflicts.

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         Whenever this Code refers to the interests of any officer, director or employee in a position of authority, it includes the known interests of the individual's immediate family.

         DIRECTORSHIPS, TRUSTEESHIPS, OFFICERSHIPS AND PARTNERSHIPS

         All directorships, trusteeships, officerships or partnerships (except in not-for-profit corporations or other charitable institutions) should be reported to the TODCO General Counsel. Additionally, before an officer or employee accepts such a position, he should first consult with his supervisor, who will refer the matter to the TODCO General Counsel for a decision.

         INVESTMENTS IN ENTERPRISES WITH WHICH THE COMPANY DOES BUSINESS OR COMPETES

         Each officer, director and employee owning an investment in any enterprise that has current or prospective dealings with, or competes with, the Company shall report such interest unless the interest is in an enterprise whose common stock is listed on a national securities exchange or traded over the counter and, if the interest is in equity securities, such interest constitutes less than 1% of the issued and outstanding equity securities of the enterprise.

         COMPENSATION FOR SERVICES, OTHER THAN FROM THE COMPANY

         If any officer, director or employee has the intention of rendering, or has rendered, while in the employ of the Company, services to any person or firm that has current or prospective dealings with, or competes with, the Company, the facts, including the amount of compensation received, or to be received, should be reported in writing.

         LOANS, PAYMENT, COMMISSIONS OR REIMBURSEMENTS

         No director, officer or employee should accept any loan (unless such loan is from a firm regularly in the business of loaning money to individuals, such as a bank), payment, significant gift, commission or reimbursement in any form from any competitor of the Company, or from any person or firm having current or prospective dealings with the Company.

         GIFTS AND ENTERTAINMENT

         An officer, director or employee should not accept a gift or entertainment having more than a nominal value from any competitor of the Company, or from any person or firm having current or prospective dealings with the Company such as a supplier, contractor or purchaser.

4.       POLITICAL CONTRIBUTIONS

         The use of corporate funds for political contributions is prohibited by law in connection with all U.S. federal elections and in most state and local elections. It may also be prohibited in many other jurisdictions where the Company operates. These prohibitions also cover indirect support of candidates or political parties, whether in the form of tickets for special dinners or other fund-raising events, the

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         loan of employees to political parties or committees, or the furnishing of transportation, special duplicating services and the like. Any request made to an officer or employee for a contribution by the Company, directly or indirectly, for a political candidate or political activity should be reported in writing to the TODCO General Counsel for handling. No Company funds or assets may be utilized for any such foreign or domestic political contribution or support without the prior written approval of the TODCO General Counsel. The Company will not reimburse personal political contributions, directly or indirectly.

         This policy is in no way intended to discourage officers and employees from making personal contributions directly to candidates or political parties of their choice.

5.       IMPROPER PAYMENTS TO CUSTOMERS, CONTRACTORS, SUPPLIERS AND GOVERNMENT
         OFFICIALS

         Payments, loans or gifts, to government officials, political parties, political party officials, or candidates for political office, or to any of the Company's customers, contractors or suppliers, or entertainment of such persons, regardless of motive, are prohibited, except as expressly authorized below, or, with respect to contributions in support of candidates or political parties, as expressly authorized by prior written approval of the TODCO General Counsel as provided in
         Section 4 above.

         This prohibition encompasses the payment or use of Company funds, assets or property (or the use of personal funds, assets or property in connection with the Company's activities), directly or indirectly, to or for the benefit of (i) any person known or reasonably believed to be employed by, affiliated with or otherwise representing any government or any department, agency or instrumentality thereof, (ii) any candidate for political office or any political party or official thereof or (iii) any officer, employee, agent or representative of any customer, contractor or supplier. The prohibition includes:

         A. payments made by employees or third persons, such as commission agents or consultants, in connection with their activities on behalf of the Company;

         B. the uncompensated use of Company services, facilities or property; and

         C.       loans, loan guarantees or other extensions of credit.

         GIFTS

         The Company's policy does not prohibit gifts to a government official or to a representative of a customer, contractor or supplier, provided that the following conditions are met:

         A. each individual gift, and the aggregate of all gifts given during the previous 12 months, is of nominal value;

         B. such gifts are given under circumstances in which the giving of gifts is customary; and

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         C.       the giving and receiving of such gift by the recipient thereof is legal under all applicable laws.

         MEALS AND ENTERTAINMENT

         The Company's policy does not prohibit reasonable expenditures for meals or entertainment of a governmental official or a representative of a customer, contractor or supplier that are incidental to Company business, if otherwise lawful and if reported under standard expense account procedures.

         FACILITATING PAYMENTS

         In some areas of the world outside the United States, payments to government officials whose duties are essentially clerical may be required by custom or practice to expedite or obtain governmental action to which the Company is entitled as a matter of law.

         As a policy matter, the Company is opposed to such "facilitating" payments and believes that every effort should be made to avoid them by careful planning and scheduling. Accordingly, such payments are prohibited unless all of the following conditions are met:

         A. the payment is made to expedite or obtain governmental action to which the Company is lawfully entitled but which might otherwise be refused or unduly delayed;

         B. the failure to obtain such action promptly will have an adverse effect on the Company's business and there is no feasible alternative;

         C. the payment is generally known to be required by custom or practice;

         D. the payment is made to a government employee whose duties are essentially clerical;

         E. the payment is for a nominal amount or has otherwise been approved by the TODCO General Counsel; and

         F.       the payment is accurately recorded in the Company's books.

6.       MARKETING CONSULTANTS

         The Company periodically engages consultants, agents and other third parties ("Consultants") to perform marketing services in the normal conduct of its business. The retention of a Consultant must first be approved by the Vice President responsible for an officer's or employee's area of activity in the Company, and then by another senior officer.

         In addition, the retention of any agent or other third party in connection with the Company's operations must be approved by the Vice President responsible for an

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         officer's or employee's area of activity in the Company and then by another officer if:

         A. the terms of such retention arrangement provide for payment on a basis other than a reasonable hourly or per diem rate for services actually rendered and reimbursements for expenditures properly incurred; or

         B. the purpose of such agent or third party is to assist or otherwise facilitate the Company's relationships with any government or any agency, department or instrumentality thereof.

         DESIGNATED THIRD PARTIES

         Agents and third parties whose retention requires such approval are referred to as "Designated Third Parties."

         Consultants and Designated Third Parties should only be retained pursuant to written agreements. Such agreements should contain representations by the consultant or Designated Third Party that:

         A. the agreement does not create any agency relationship with the consultant or Designated Third Party or, if such agency relationship is contemplated by the agreement, representations as to the extent of and limitations on the agent's authority;

         B. the consultant or Designated Third Party has received a copy of this Code and will abide by its ethical requirements while performing services for the Company; and

         C. no part of the payments made by the Company to the consultant or Designated Third Party shall be directly or indirectly paid to anyone in contravention of this policy statement.

         Existing agreements with third parties shall be modified as necessary to comply with this policy statement as they come up for renewal.

         COMPENSATION

         The compensation of Consultants should follow normal business practice and be reasonable in relation to the services performed. Without approval by the Vice President responsible for an officer's or employee's area of activity in the Company, and then by another officer, no consultant, agent or third party shall be paid in a location other than:

         A.       the country in which the services are rendered, or

         B.       the country of residence of the Consultant.

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7.       CONFIDENTIAL INFORMATION

         Each director, officer or employee will maintain the confidentiality of confidential information and shall not knowingly disclose confidential business information about the affairs of the Company to any person or to any nonaffiliated enterprise when such person or enterprise might derive any financial gain or benefit therefrom or when any disclosure might be contrary to the best interest of or adversely affect the Company, except when disclosure is authorized by the TODCO General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. No director, officer or employee who has acquired confidential business information about the affairs of the Company, which information is not publicly available and which might tend to influence the market price of the Company's stock or its other securities or the securities of any other company with which the Company might have dealings, shall use such confidential information as an opportunity for personal financial gain or benefit.

8.       PROPER ACCOUNTING

         Compliance with accepted accounting rules and controls is required at all times. Books and records shall be made and kept which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.

9.       CORPORATE OPPORTUNITIES

         Employees, officers and directors may from time to time learn of business opportunities through association with the Company or the use of Company property, information or position. These opportunities belong to the Company and must be disclosed to the Company. No employee, officer or director should disclose such opportunity to a third party or invest in such opportunity without the written consent of Company. No director, officer or employee may use corporate property, information, or position for improper personal gain, and, except under guidelines or procedures approved by the Company's Board of Directors, no director, officer or employee may compete with the Company directly or indirectly.

10.      FAIR DEALING

         The Company believes in fair dealing with its customers, suppliers, competitors and employees. In that connection, no director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

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11.      PROPER USE OF CORPORATE ASSETS

         All employees, officers and directors should protect the Company's assets and ensure their efficient use. Accordingly, the Company prohibits the following:

         A.       dishonesty, theft or any fraudulent act;

         B. forgery or alteration of any negotiable instruments such as Company checks or drafts;

         C. misappropriation of or non-business use of Company, employee, customer or supplier assets provided, however that incidental personal use of Company assets may be permitted.

         The above list is not all-inclusive but intended to be illustrative of situations which are prohibited by this policy.

12.      COMPLIANCE WITH LAWS

         It is the Company's policy to observe and comply with all governmental laws, rules and regulations applicable to it or the conduct of its business wherever located. In some situations the applicable governmental laws, rules and regulations of the United States may conflict with the applicable law of another country. In such cases, the Company will endeavor to resolve such a conflict following the advice of its legal counsel. Where such a conflict cannot be resolved, the applicable law of the United States will be observed and complied with by the Company.

         It is of course not possible to highlight or summarize all of the laws with which the Company must comply. Many of the Company's other manuals and policies contain references, however, to various specific laws and employees are directed to such manuals for specific areas as appropriate. By way of example, reference to various applicable laws is made in the Company's Insider Trading Policy and employment handbook.

         The Company wishes to highlight several areas of applicable laws with which the Company must comply:

         A. ANTITRUST LAWS - The Company's policy is to conduct its business activities in accordance with all applicable antitrust, competition and trade practice laws. These antitrust laws prohibit, among other things, price fixing. In other words, the Company must make its pricing decisions independently of its competitors. Other activities prohibited by such laws include: market and customer allocation; group boycotts/refusals to deal; resale price maintenance; unlawful tying; unlawful exclusivity agreements; anti-competitive information exchanges; monopolization; price discrimination and, under certain circumstances, attempts to engage in these types of activities. Any agreement or joint activity involving the Company and another party, the intent or effect of which is to reduce competition, may violate such laws.

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                  Violations of the antitrust laws can result in both criminal and civil penalties for the Company and the individuals involved. EMPLOYEES ARE REQUIRED TO CONTACT THE COMPANY'S LEGAL COUNSEL FOR ADVICE AND ASSISTANCE BEFORE TAKING ANY ACTION THAT MIGHT INVOLVE THESE LAWS.

         B. BOYCOTTS - The Company will not directly or indirectly engage in any activity that could have the effect of promoting a boycott or restrictive trade practice fostered by a country against customers or suppliers or against a U.S. person, firm or corporation. Any such request shall be promptly reported to the Company's legal counsel for appropriate action.

         C. TECHNOLOGY TRANSFER RESTRICTIONS - Transmission of technical data and U.S. origin products may require a U.S. export license, even for oral or written disclosure to a non-U.S.person in the U.S. Serious consequences including fines and the loss of export privileges, can result if an item or technology that requires a license is exported or disclosed without a proper license. If there are any questions in this regard, the Company's legal counsel should be contacted for appropriate action.

         D. EQUAL OPPORTUNITY - It is the policy of the Company not to discriminate against employees, directors, officers, customers or suppliers on account of race, color, age, sex, religion or national origin except as may be required by applicable law.

13.      SEC DISCLOSURES AND PUBLIC COMMUNICATIONS

         It is the Company's policy to insist upon full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in other public communications made by the Company.

         This requirement shall be applicable to the Company's chief executive officer, senior financial officers including the Company's principal financial officer, principal accounting officer or controller and persons performing similar functions, and to all other employees who play a role in drafting, making or disseminating these reports, documents and communications.

14.      ADMINISTRATION OF CODE OF BUSINESS CONDUCT AND ETHICS

         The Code of Business Conduct and Ethics of the Company shall be administered as follows:

         A. The Audit Committee shall, periodically, in light of the experience of the Company, review the Code of Business Conduct and Ethics, and when necessary or desirable, make recommendations to the Board of Directors designed to help ensure (i) its continued conformance to applicable law, and
                  (ii) that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

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         B.       The TODCO General Counsel shall have overall responsibility to oversee compliance with this Code of Business Conduct and Ethics. Each manager shall be responsible for the enforcement of this policy by the employees under his or her supervision. No officer, director or employee of the Company shall delegate substantial discretionary authority to any individual who such employee knows, or through the exercise of due diligence should know, has a propensity to engage in illegal activities.

                  1. For this purpose, persons with "substantial discretionary authority" include (i) individuals who have substantial control over the Company or who have a substantial role in policy-making within the Company, including directors, officers and individuals in charge of a major business unit, (ii) individuals who exercise substantial supervisory authority, such as a region manager or a marketing manager, and (iii) any other individuals who, although not a part of the Company's management, nevertheless exercise substantial discretion when acting within the scope of their authority (for example, an individual with authority to negotiate or set price levels or an individual authorized to negotiate or approve significant contracts).

                  2. The Company, in administering the Code of Business Conduct and Ethics, shall consider, adopt and promulgate guidelines regarding procedures to ascertain a "propensity to engage in illegal activities".

         C. To ensure the continued dissemination and communication of the Code of Business Conduct and Ethics, the Company shall take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in the Code of Business Conduct and Ethics to employees and agents of the Company.

         D. The Company shall take reasonable steps to monitor and audit compliance with the Code of Business Conduct and Ethics, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of the Code of Business Conduct and Ethics by employees and agents of the Company.

         E. The Company shall maintain a reporting system that will allow violations of the Code of Business Conduct and Ethics to be reported and acted upon by officers or other employees of the Company with sufficient authority to deal objectively with the reported matters. The existence and nature of the reporting system shall be communicated to all employees and, to the extent appropriate, to agents of the Company. It shall be a violation of this Code to intimidate or impose any form of retribution on any employee or agent who utilizes such reporting system in good faith to report suspected violations (except that appropriate action may be taken against such employee or agent if such individual is one of the wrongdoers). Employees are encouraged to talk to their supervisors, managers, or the TODCO General Counsel when in doubt about the best course of action in a particular situation.

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         F.       Directors, officers and designated employees in positions of authority of the Company will be required annually to certify that they are familiar with this policy and have complied and will comply with its terms. The General Counsel of the Company will be responsible for notifying the CEO and the Audit Committee of the Board that such certificates are on file.

         G. Any employee who has any questions about the interpretation of this policy or its applications to a particular proposed course of action should present that question to an appropriate higher level of corporate authority. Questions of interpretation of this policy, or the legality of any proposed course of conduct, should be referred to the TODCO General Counsel.

         H. The Company shall enforce its Code of Business Conduct and Ethics through appropriate means of discipline. The disciplinary measures, which may be invoked at the discretion of the Company, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators. In appropriate cases, sanctions may include referral for criminal prosecution or civil action.

         I. Subject to the applicable document retention program, the Company shall document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above.

15.      WAIVERS

         Any changes to this Code applicable to executive officers or any waivers of this Code for any directors or executive officers of the Company may only be made by the Company's Board of Directors and, if required by applicable SEC and NYSE rules, will be promptly disclosed to the Company's shareholders.

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